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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*

                                 AGENCY.COM Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   008447 10 4
                      -------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                               Page 1 of 4 pages
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CUSIP NO. 008447 10 4

--------------------------------------------------------------------------------
     1.   Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Kyle Shannon
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
          (b)
--------------------------------------------------------------------------------
     3.   SEC Use only


--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization                              USA


--------------------------------------------------------------------------------
   Number of        5.  Sole Voting Power                              4,180,000

    Shares          ------------------------------------------------------------
                    6.  Shared Voting Power                                    0
 Beneficially
                    ------------------------------------------------------------
Owned by Each       7.  Sole Dispositive Power                         4,180,000

  Reporting         ------------------------------------------------------------
                    8.  Shared Dispositive Power                               0
 Person With:
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       4,180,000

--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                  X*

--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)                12.4%

--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------


* Excludes 400,000 shares held by a trust over which Mr. Shannon does not possess voting or dispositive power.




                               Page 2 of 4 pages
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ITEM 1.

     (a)   Name of Issuer
                  AGENCY.COM Ltd.

     (b)   Address of Issuer's Principal Executive Offices
                  20 Exchange Place, NY, NY 10005

ITEM 2.

     (a)   Name of Person Filing
                  Kyle Shannon

     (b)   Address of Principal Business Offices or, if none, Residence
                  20 Exchange Place, NY, NY 10005

     (c)   Citizenship
                  USA

     (d)   Title of Class of Securities
                  Common Stock

     (e)   CUSIP Number
                  008447 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     n/a


ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)    Amount Beneficially Owned:     4,180,000

      (b)    Percent of Class:  12.4

      (c) Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote: 4,180,000

            (ii)   Shared power to vote or to direct the vote: 0

            (iii) Sole power to dispose or to direct the disposition of: 4,180,000

            (iv)   Shared power to dispose or to direct the disposition
                   of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     n/a

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     n/a

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     n/a

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     n/a

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     n/a



                               Page 3 of 4 pages
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ITEM 10.  CERTIFICATION

     n/a


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


                                                  February 10, 2000
                                    -------------------------------------------
                                                         Date

                                                 /s/ Kyle Shannon
                                    -------------------------------------------
                                                      Signature

                                          Kyle Shannon/Chief People Officer
                                    -------------------------------------------
                                                      Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



                               Page 4 of 4 pages